Exhibit 99.1

NEWS RELEASE

VITAMIN SHOPPE, INC.

2101 91st Street

North Bergen, NJ 07047

(201) 624-3000

www.vitaminshoppe.com

The Vitamin Shoppe Acquires FDC Vitamins, LLC

• Expands Capabilities into Manufacturing and Strengthens Product Development

• Company to Host Conference Call Today at 8:30 a.m. ET

NORTH BERGEN, N.J., June 9, 2014 — Vitamin Shoppe, Inc. (the “Company”) a leading multi-channel specialty retailer of nutritional products, today announced that it has purchased FDC Vitamins, LLC, doing business as Nutri-Force Nutrition (“Nutri-Force”) a contract manufacturer of vitamins, minerals and supplements (VMS) from MBF Healthcare Partners, L.P. and other minority holders. Nutri-Force is a current manufacturer for the Company as well as for other domestic and international customers and distributors.

The transaction was structured as a purchase of FDC Vitamins, LLC equity by a wholly-owned subsidiary of the Vitamin Shoppe. The purchase price is approximately $85 million which includes a $5 million earn out based on 2014 financial performance. The purchase price will be paid with available cash. The acquisition of Nutri-Force is expected to be neutral to slightly accretive to 2014 earnings per share, excluding transaction and integration costs.

Commenting on the transaction, Tony Truesdale, the Vitamin Shoppe’s CEO stated, “I am very pleased to announce plans to expand our sourcing capabilities with the strategic acquisition of Nutri-Force. The company is attractive to us for a number of key reasons that fit with our long-term needs and include: a high-quality management team, product development expertise and capability, and the ability to produce and ship from one facility four key form factors – soft gels, tablets, powders and capsules. Furthermore, Nutri-Force is an industry leading contract manufacturer with thriving partnerships that we intend to fully support.”

Mr. Truesdale further commented, “Being vertically integrated is strategically important for the Vitamin Shoppe with benefits including, international product registrations, increased speed to market with new products, earlier visibility into new product trends and control over our product formulations. We will continue to rely on existing trusted contract manufacturers in order to mitigate the risk of single-source supply.”

Anthony Alfonso, President, Founder and CEO of Nutri-Force stated, “I am thrilled that the next phase of Nutri-Force’s growth will be combined with the Vitamin Shoppe. As part of the Vitamin Shoppe family, Nutri-Force will be thoughtful and disciplined as it grows the business while at the same time leveraging the strengths and scale of the Vitamin Shoppe.”

Outlook

Reflecting this transaction, and subject to finalization of purchase accounting, the Vitamin Shoppe has updated the following items from its previously issued 2014 Outlook and expects the following:

•	Depreciation and amortization of approximately $33 million

•	EBIT margin decline between 50 to 100 basis points year over year

Advisors

Stifel is acting as financial advisor to the Vitamin Shoppe and K&L Gates, LLP is serving as legal counsel. Houlihan Lokey acted as financial advisor to Nutri-Force and Holland & Knight LLP served as legal counsel.

Conference Call Information

Date:	June 9, 2014

Time:	8:30 a.m. ET

Call-in Numbers:	1-888-430-8694
1-719-325-2402 (international)

Passcode:	7277065

Webcast:	www.vitaminshoppe.com in the investor relations section.

Replay

From: 11:30 a.m. ET on June 9, 2014 to 11:59 p.m. ET on June 16, 2014

Call-in Numbers: 1-877-870-5176 or 1-858-384-5517 (international)

Passcode: 7277065

Archived webcast: www.vitaminshoppe.com in the investor relations section

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading multi-channel specialty retailer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, My Trition®, plntTM, ProBioCareTM and Next StepTM brands. The Vitamin Shoppe conducts business through more than 660 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

About FDC Vitamins, LLC

Headquartered in Miami Lakes, FL FDC Vitamins, LLC provides custom manufacturing, private label and re-packaging services within its 215,000 square foot cGMP certified facility. The company has been a successful leader in the production of private label nutritional supplements and vitamins as well as developing and marketing products under its own labels Nutri-Force Sports and Betancourt. The company has expertise in production of soft gels, tablets, powders and capsules. FDC Vitamins, LLC also works closely with its customers in developing and manufacturing new products.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the risk that the operations of Nutri-Force will not be integrated successfully, uncertainty as to the expected performance of Nutri-Forces’ business, the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor and Analyst Contact	Media Contact
Kathleen Heaney 646-912-3844 ir@vitaminshoppe.com	Meghan Kennedy 201-552-6017 Meghan.kennedy@vitaminshoppe.com

(NYSE: VSI)

AAB990

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